UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2026

CYCLERION THERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Massachusetts	001-38787	83-1895370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

245 First Street, 18th Floor

Cambridge, Massachusetts 02142

(Address of Principal Executive Offices, including Zip Code)

(857) 327-8778

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CYCN	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 3, 2026, Cyclerion Therapeutics, Inc. (the “Company”) and the Medsteer, SAS (“Medsteer”) entered into a Collaboration and Option Agreement (the “Collaboration Agreement”) pursuant to which Medsteer granted to the Company (i) a non-exclusive, worldwide, royalty-free, sublicensable license of certain of Medsteer’s technology, software and intellectual property to develop an anesthetic delivery system with Medsteer and (ii) an exclusive option (the “Option”), exercisable at the Company’s sole discretion, to obtain an exclusive, worldwide, royalty-bearing, sublicensable license of certain of Medsteer’s technology, software and intellectual property to develop or commercialize licensed products in any field of use except for sedation regulation for patients undergoing major surgery, in multi-bed or intensive unit wards, or in the context of medical transport (the “Company Field”). The Company may exercise the Option at any time until the earlier of the second anniversary of the effective date of the Collaboration Agreement, which period may be extended for an addition two years at the Company’s option and upon payment of a nominal fee or by mutual agreement of the Company and Medsteer (the “Option Exercise Period”).

Under the terms of the Collaboration Agreement, the Company will pay to Medsteer a nominal upfront payment, a payment upon exercise of the Option, and Medsteer will be eligible to receive up to $3.7 million upon the achievement of certain development, regulatory and sales milestone payments. Medsteer will also receive an annual royalty payment and royalties in a percentage in the low single digits based on future net sales of licensed products, subject to certain adjustments as set forth in the Collaboration Agreement.

In addition, pursuant to the Collaboration Agreement, Medsteer and the Company will jointly develop an anesthetic delivery system for use in the Company Field. The Company will pay Medsteer a daily fee for Medsteer’s work on development pursuant to the Collaboration Agreement as well as certain other fees and expenses incurred by Medsteer in connection with such development. Medsteer and the Company will jointly own all know-how produced from the collaboration activities. Medsteer also granted to the Company a right of first negotiation with respect to any transaction between Medsteer and a third party with respect to know-how produced from the collaboration activities.

The term of the Collaboration Agreement will continue until the earlier of (i) if the Company has not exercised the Option, upon the expiration of the Option Exercise Period, and (ii) if the Company has exercised the Option, upon the expiration of all payment obligations pursuant to the Collaboration Agreement, unless earlier terminated by the parties in accordance with the terms of the Collaboration Agreement.

The foregoing description of the terms of the Collaboration Agreement is not complete and is qualified in its entirety by reference to the text of the Collaboration Agreement, a copy of which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2025.

Item 7.01	Regulation FD Disclosure

On January 5, 2026, the Company issued a press release announcing its entry into the Collaboration Agreement and providing an update on the development of CYC-126, its lead product candidate.

In addition, the Company has prepared an investor presentation with respect to the License Agreement and update on CYC-126.

A copy of the press release and investor presentation are attached to this Current Report on Form 8-K as Exhibit 99.1 and Exhibit 99.2, respectively, and incorporated herein by reference. The exhibits furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 5, 2026.

99.2	Investor Presentation, dated January 6, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYCLERION THERAPEUTICS, INC.

Date: January 6, 2026	By:	/s/ Regina Graul, Ph.D.
	Name:	Regina Graul, Ph.D.
	Title:	President and Chief Executive Officer